UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 5, 2006

HEWITT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31351	47-0851756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Half Day Road, Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (847) 295-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

The Compensation and Leadership Committee of the Board of Directors of Hewitt Associates, Inc. (the “Company”) approved restricted stock grants totaling 602,590 shares of class A common stock under the Hewitt Global Stock and Incentive Compensation Plan to a number of senior managers of the Company including the following grants to executive officers:

Name	Number of Shares
John J. Park	44,070
Perry O. Brandorff	41,430
Kristi A. Savacool	30,850
Julie S. Gordon	28,650
Stephen Dale King	5,950

These shares were granted on July 5, 2006, as time-based restricted stock subject to forfeiture. These shares, other than Mr. King’s shares, will vest on July 1, 2008. Mr. King’s shares will vest on July 1, 2007.

The Compensation and Leadership Committee of the Board of Directors of the Company approved a payment to Cheryl Francis, the Board’s lead director, of $30,000 per month, payable in arrears, in shares of class A common stock based on the closing price of the Company’s class A common stock on the first trading day of the following month, for leading the Board’s search for a successor to Dale L. Gifford, as the Company’s Chief Executive Officer, and in recognition of the increased time commitment and level of interaction with the Board and management expected to be provided by Ms. Francis through the Chief Executive Officer transition process. Mr. Gifford had informed the Board in June 2006 of his intention to retire as Chief Executive Officer by December 31, 2006. This payment is in addition to Ms. Francis’ regular compensation as a director, including her compensation as a committee chairperson, but is in lieu of her lead director compensation during this transition period.

Item 5.02. Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

Commencing July, 2006, Julie S. Gordon, Acting President of Outsourcing, will receive an increase in base pay, reflecting her increased responsibilities. Ms. Gordon’s compensation arrangements are described in Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

99.1	Summary of 2006 compensation arrangements for Julie S. Gordon.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWITT ASSOCIATES, INC.

By:	/s/ John M. Ryan
Name:	John M. Ryan
Title:	SVP, Strategy and Counsel

Date: July 7, 2006

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Exhibit Index

Number	Description
99.1	Summary of Summary of 2006 compensation arrangements for Julie S. Gordon.

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